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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

Walker                                Mark                            C.
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   (Last)                            (First)                       (Middle)

2901 East Camelback Road
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                                     (Street)

Phoenix                            Arizona                      85016
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

Capital Title Group, Inc.  CTGI
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

2/4/03
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [x] Officer (give title below)        [ ] Other (specify below)

   Vice President, Chief Financial Officer, Secretary and Treasurer
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7. Individual or Joint/Group Filing (Check applicable line)
   [ ] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                             |             |            |             |                  | 5.       |          |
                             |             |            |             |                  | Amount   |          |
                             |             |            |             |                  | of       |          |
                             |             |            |             |                  | Secur-   |          |
                             |             |            |             |   4.             | ities    |          | 7.
                             |             |            |             |   Securities     | Bene-    | 6.       | Nature
                             |             |            |             |   Acquired (A)   | ficially | Owner-   | of
                             |             |            |             |   or Disposed    | Owned    | ship     | Indirect
                             |             | 2A.        | 3.          |   of (D) (Instr. | Following| Form:    | Bene-
                             |             | Deemed     | Transaction |   3, 4 and 5)    | Reported | Direct   | ficial
                             | 2.          | Execution  | Code        | ---------------- | Trans-   | (D) or   | Owner-
1.                           | Transaction | Date, if   | (Instr. 8)  |       |(A)|      | action(s)| Indirect | ship
Title of Security            | Date (Month/| any (Month/| ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                   | Day/Year)   | Day/Year)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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             |       |        |        |       |5.       |                 |             |       |9.      |10.   |
             |       |        |        |       |Number   |                 |             |       |Number  |Owner-|
             |       |        |        |       |of       |                 |7.           |       |of      |ship  |
             |2.     |        |        |       |Deriv-   |                 |Title and    |       |Deriv-  |of    |
             |Conver-|        |        |       |ative    |                 |Amount of    |       |ative   |Deriv-|11.
             |sion   |        |        |       |Secur-   |                 |Underlying   |       |Secur-  |ative |Nature
             |of     |        |3A.     |       |ities    |6.               |Securities   |8.     |ities   |Secur-|of
             |Exer-  |        |Deemed  |4.     |Acquired |Date             |(Instr. 3    |Price  |Bene-   |ity:  |In-
             |cise   |3.      |Execu-  |Trans- |(A) or   |Exercisable and  |and 4)       |of     |ficially|Direct|direct
             |Price  |Trans-  |tion    |action |Disposed |Expiration Date  |-------------|Deriv- |Owned   |(D) or|Bene-
1.           |of     |action  |Date,   |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  |at End  |In-   |ficial
Title of     |Deriv- |Date    |if any  |(Instr.|(Instr.3,|-----------------|      |or    |Secur- |of      |direct|Owner-
Derivative   |ative  |(Month/ |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    |Month   |(I)   |ship
Security     |Secur- |Day/    |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.|(Instr. |(Instr|(Instr.
(Instr. 3)   |ity    |Year)   |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     |4)      |4)    |4)
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options       $2.55   12/13/02            G      50,000    (1)       (1)    common 50,000         150,000   D
                                                                            stock
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Explanation of Responses:
(1) Options are exercisable 50% two years from the date of grant and the remaining 50% three years from the date of grant. The options expire five years from the date of the grant.

/s/ Mark C. Walker                             2/4/03
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**Signature of Reporting Person                   Date

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.